Exhibit 99.1

Solid Power, Inc. Unaudited Financial Statements

(in thousands, except par value, share amounts and per share amounts)

Condensed Balance Sheets

	September 30, 2021 (Unaudited)	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$109,272	$4,974
Contract receivables	642	277
Prepaid expenses and other current assets	1,103	227
Total current assets	111,017	5,478
Property and Equipment – Net	13,405	8,481
Intangible Assets – Net	430	248
Total assets	$124,852	$14,207
Liabilities, Mezzanine Equity and Stockholders' Equity
Current Liabilities
Accounts payable	$1,293	$202
Current portion of long-term debt	1,231	1,235
Deferred revenue	58	38
Accrued and other current liabilities:
Accrued compensation	1,340	295
Accrued interest	8	13
Other accrued liabilities	551	61
Total current liabilities	4,481	1,844
Long-term Debt - Net of current portion	569	1,489
Convertible Notes Payable	-	3,612
Embedded Derivative Liability (see Note 7 and Note 8)	-	2,817
Other Long-term Liabilities	265	321
Deferred Taxes	164	252
Mezzanine Equity (see Note 9)
Series A-1 Preferred Stock, $0.0001 par value; 14,404,018 and 18,600,000 shares authorized; 14,069,187 and 14,404,018 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	286,167	109,183
Series B Preferred Stock, $0.0001 par value, 11,500,000 and 0 shares authorized; 8,777,812 and 0 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	224,186	-
Stockholders' Equity
Common stock, $0.0001 par value; 45,000,000 and 38,500,000 shares authorized; 9,361,526 and 7,558,601 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	1	1

Accumulated deficit	(390,981)	(105,312)
Total stockholders' equity	(390,980)	(105,311)
Total liabilities, mezzanine equity and stockholders' equity	$124,852	$14,207

See notes to Condensed Financial Statements

Solid Power, Inc. Unaudited Financial Statements

(in thousands, except par value, share amounts and per share amounts)

Condensed Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021 (Unaudited)	2020 (Unaudited)	2021 (Unaudited)	2020 (Unaudited)
Collaboration and Support Revenue
Commercial	$-	$196	$36	$732
Governmental	628	376	1,633	785
Total collaboration and support revenue	628	572	1,669	1,517
Operating Expenses
Research and development	4,400	2,384	10,709	7,506
Direct costs	709	467	1,764	1,234
Marketing and sales	729	309	1,819	926
Finance and administrative	3,271	302	6,200	935
Total operating expenses	9,109	3,462	20,492	10,601
Operating (Loss)	(8,481)	(2,890)	(18,823)	(9,084)
Non-operating Income (Expense)
Interest income	18	1	27	27
Interest expense	(32)	(89)	(374)	(266)
Loss from change in fair value of embedded derivative liability	-	-	(2,680)	-
Other expense	(2)	-	(3,102)	-
Total non-operating (expense)	(16)	(88)	(6,129)	(239)

Pretax (Loss)	(8,497)	(2,978)	(24,952)	(9,323)

Income tax (benefit)/expense	(47)	25	(88)	77

Net (Loss)	$(8,450)	$(3,003)	$(24,864)	$(9,400)
Deemed dividend related to Series A-1 preferred stock and Series B preferred stock	(46,990)	-	(266,772)	3,071
Net (Loss) Attributable to Common Stockholders	$(55,440)	$(3,003)	$(291,636)	$(6,329)

Basic and fully diluted (loss) per share:	$(5.94)	$(0.40)	$(34.67)	$(0.87)
Weighted average shares outstanding – basic and diluted	9,330,805	7,414,098	8,410,583	7,296,365

See notes to Condensed Financial Statements

Solid Power, Inc. Unaudited Financial Statements

(in thousands, except par value, share amounts and per share amounts)

Condensed Statements of Mezzanine and Stockholders’ Equity

Three Months Ended September 30, 2021	Mezzanine Equity	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance – June 30, 2021	$463,363	$1	$-	$(336,331)	$(336,330)
Net loss	-	-	-	(8,450)	(8,450)
Deemed dividend related to Series A-1 preferred stock	36,018	-	(790)	(35,228)	(36,018)
Deemed dividend related to Series B preferred stock	10,972	-	-	(10,972)	(10,972)
Stock options exercised	-	-	32	-	32
Stock-based compensation expense	-	-	758	-	758
Balance – September 30, 2021	$510,353	$1	$-	$(390,980)	$(390,980)

See notes to Condensed Financial Statements

Solid Power, Inc. Unaudited Financial Statements

(in thousands, except par value, share amounts and per share amounts)

Condensed Statements of Mezzanine and Stockholders’ Equity

Nine Months Ended September 30, 2021	Mezzanine Equity	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance - December 31, 2020	$109,183	$1	$-	$(105,312)	$(105,311)
Net loss	-	-	-	(24,864)	(24,864)
Beneficial Conversion feature on convertible debt	-	-	4,875	-	4,875
Redemption of Series A-1 preferred stock	(6,041)	-	-	-	-
Deemed dividend related to Series A-1 preferred stock	183,026	-	(5,967)	(177,059)	(183,026)
Issuance of Series B preferred stock	140,439	-	-	-	-
Deemed dividend related to Series B preferred stock	83,746	-	-	(83,746)	(83,746)
Warrants exercised	-	-	15	-	15
Stock options exercised	-	-	102	-	102
Stock-based compensation expense	-	-	975	-	975
Balance – September 30, 2021	$510,353	$1	$-	$(390,981)	$(390,980)

See notes to Condensed Financial Statements

Solid Power, Inc. Unaudited Financial Statements

(in thousands, except par value, share amounts and per share amounts)

Condensed Statements of Mezzanine and Stockholders’ Equity

Three Months Ended September 30, 2020	Mezzanine Equity	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance – June 30, 2020	$26,025	$1	$84	$(19,522)	$(19,437)
Net loss	-	-	-	(3,003)	(3,003)
Stock options exercised	-	-	18	-	18
Stock-based compensation expense	-	-	49	-	49
Balance – September 30, 2020	$26,025	$1	$151	$(22,525)	$(22,373)

Nine Months Ended September 30, 2020	Mezzanine Equity	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance - December 31, 2019	$29,096	$1	$-	$(16,196)	$(16,195)
Net loss	-	-	-	(9,400)	(9,400)
Deemed dividend related to Series A-1 preferred stock	(3,071)	-	-	3,071	3,071
Stock options exercised	-	-	20	-	20
Stock-based compensation expense	-	-	131	-	131
Balance – September 30, 2020	$26,025	$1	$151	$(22,525)	$(22,373)

See notes to Condensed Financial Statements

Solid Power, Inc. Unaudited Financial Statements

(in thousands, except par value, share amounts and per share amounts)

Condensed Statements of Cash Flows

	Nine Months Ended September 30,
	2021 (Unaudited)	2020 (Unaudited)
Cash Flows from Operating Activities
Net (loss)	$(24,864)	$(9,400)
Adjustments to reconcile net loss to net cash and cash equivalents from operating activities:
Depreciation and amortization	1,673	1,471
Loss on sale of property and equipment	4	7
Stock compensation expense	975	131
Deferred tax assets and liabilities	(88)	77
Non-cash interest expense on convertible notes payable	263	112
Loss from change in fair value of embedded derivative liability	2,680	-
Changes in operating assets and liabilities that provided (used) cash and cash equivalents:
Contract receivables	(365)	(113)
Due from related party	-	244
Prepaid expenses and other current assets	(876)	(71)
Accounts payable	1,070	(8)
Deferred revenue	20	(253)
Accrued and other liabilities	1,530	529
Deferred rent	(55)	6
Net cash and cash equivalents used in operating activities	(18,033)	(7,268)
Cash Flows from Investing Activities
Purchases of property and equipment	(6,573)	(938)
Purchases of intangible assets	(189)	(34)
Net cash and cash equivalents used in investing activities	(6,762)	(972)
Cash Flows from Financing Activities
Proceeds from borrowing	957	926
Payments of debt	(1,883)	(460)
Proceeds from issuance of convertible note payable	4,875	-
Proceeds from exercise of common stock options	102	20
Proceeds from exercise of common stock warrants	15	-
Proceeds from issuance of Series B preferred stock	135,579	-
Preferred stock issuance costs	(4,511)	-
Redemption of preferred stock	(6,041)	-
Net cash and cash equivalents provided by financing activities	129,093	486
Net Increase (Decrease) in Cash and Cash Equivalents	104,298	(7,754)
Cash and Cash Equivalents - Beginning of period	4,974	10,634
Cash and Cash Equivalents - End of period	$109,272	$2,880
Supplemental Cash Flow Information - Cash paid for interest	$112	$140

See notes to Condensed Financial Statements

Notes to Financial Statements

Three and Nine Months Ended September 30, 2021 and 2020

Note 1 – Nature of Business

Solid Power, Inc. (the "Company") was organized on August 3, 2011, as a Colorado limited liability company. On November 11, 2011, the Company converted to a Colorado corporation. On December 3, 2012, the Company converted to a Colorado limited liability company. On March 7, 2014, the Company converted to a Colorado corporation. The Company is developing all-solid-state battery cell technology and sulfide-based solid electrolyte materials, primarily for the electric vehicle market. The Company’s intended business model is to license its all-solid-state battery cell technology to top tier battery manufacturers or automotive original equipment manufacturers, and to sell its sulfide-based solid electrolytes for incorporation into all-solid-state battery cells. As of September 30, 2021, and December 31, 2020, the Company has not derived material revenue from its principal business activities. The Company is headquartered in Louisville, Colorado.

Note 2 – Liquidity

The accompanying Condensed Financial Statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses and negative cash flows from operations for several years and had an accumulated deficit of $390,981 as of September 30, 2021. As the Company pursues its business plan, it expects to continue to incur net losses and negative cash flows.

In May 2021, the Company received $135,579 of cash in conjunction with its issuance of 8,777,812 shares of Series B Preferred Stock (the “Series B Financing”) (see Note 9 for a discussion of the Series B Financing).

On June 15, 2021, the Company entered into a Business Combination Agreement (“BCA”) with Decarbonization Plus Acquisition Corporation III (“DCRC”) and DCRC Merger Sub Inc. (“Merger Sub”). Pursuant to the BCA, Merger Sub will merge with and into the Company, and the Company will survive as a wholly owned subsidiary of DCRC (the “Merger”). In connection with the Merger, Company stockholders will receive common stock of DCRC, pursuant to the terms of the BCA. The Merger is expected to close in December 2021, subject to customary closing conditions.

Based on cash on hand at September 30, 2021, management believes the Company has sufficient capital to execute its strategic plan and fund operations through at least the next 12 months from the date these Condensed Financial Statements are issued.

Note 3 – Significant Accounting Policies

Basis of Presentation

The accompanying unaudited Condensed Financial Statements and Notes to the Condensed Financial Statements of the Company have been prepared on the basis of generally accepted accounting principles in the United States (“GAAP”) for interim financial information. Accordingly, certain notes and other information normally included in the Condensed Financial Statements prepared in accordance with GAAP have been condensed or omitted. The accompanying interim Condensed Financial Statements reflect all normal and recurring adjustments that are, in the opinion of management, necessary for the fair presentation of the Company’s Condensed Financial Statements. Certain prior period amounts have been reclassified to conform to the current period presentation. The preparation of Condensed Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the Condensed Financial Statements. Actual results could differ from those estimates. All amounts presented in the footnotes are in thousands, except share and per share amounts.

Notes to Financial Statements

Three and Nine Months Ended September 30, 2021 and 2020

Note 3 – Significant Accounting Policies (Continued)

These Unaudited Condensed Financial Statements and Condensed Notes to the Financial Statements should be read in conjunction with the Company’s Financial Statements and the Notes thereto as set forth in the Company’s audited annual report, which included all disclosures required by GAAP. The results of operations for the periods ended September 30, 2021, and 2020 are not necessarily indicative of expected operating results for the full year. The information presented throughout the Condensed Financial Statements and these accompanying notes is unaudited.

Stock-based Compensation

The Company recognizes expense for employee services received in exchange for stock-based compensation on the grant date fair value of the awards. The determination of the estimated fair value of stock-based payment awards on the date of grant using the Black-Scholes option-pricing model is affected by stock price, as well as assumptions regarding a number of complex and subjective variables. Expected volatilities are based on comparable public companies for the Company's own share price, as there is no active market for its common shares. The risk-free interest rate used in the option valuation model is based on the U.S. Treasury zero-coupon issues, with remaining terms similar to the expected term on the options. In addition, the Company does not anticipate paying any cash dividends in the foreseeable future; therefore, an expected dividend yield of zero is used in the option valuation model. Share-based compensation is recorded as an expense only for those awards that are expected to vest. Compensation cost is recognized on a straight-line basis over the requisite service period and is allocated ratably within Operating Expenses in the Condensed Statements of Operations.

Beneficial Conversion Feature

The Beneficial Conversion Feature (the “BCF”) of a convertible note is normally characterized as the convertible portion or feature of certain notes payable that provide a rate of conversion that is below market value or in-the-money when issued. For convertible debt where the rate of conversion is below market value, the Company records a BCF and related debt discount. When the Company records a BCF, the intrinsic value of the BCF is recorded in equity to additional paid-in capital and the difference between the debt proceeds and the BCF is a debt discount against the face amount of the respective debt instrument and amortized to interest expense over the life of the debt. A separate embedded derivative is recognized as a derivative liability that is adjusted to fair value at each balance sheet date.

Notes to Financial Statements

Three and Nine Months Ended September 30, 2021 and 2020

Note 3 – Significant Accounting Policies (Continued)

Fair Value Measurements

The Company applies fair value accounting for selected financial assets and liabilities measured on a recurring and nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. The accounting guidance established a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, used to determine the fair value of its financial instruments. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Level 1 – inputs include quoted market prices in an active market for identical assets or liabilities.

Level 2 – inputs are market data, other than Level 1, that are observable either directly or indirectly. Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data.

Level 3 – inputs are unobservable and corroborated by little or no market data.

See Note 8 – Fair Value Measurement for information about the assumptions that the Company used to measure the fair value for the respective financial assets and liabilities.

Derivatives

Embedded derivatives that are required to be bifurcated from the underlying debt instrument (i.e., host) are accounted for and valued as separate financial instruments. The Company has evaluated the terms and features of its 2020 Notes (as defined below) and identified embedded derivatives requiring bifurcation and accounting at fair value, using the valuation techniques mentioned in the Fair Value Measurements section of this Note, because the economic and contractual characteristics of the embedded derivatives met the criteria for bifurcation and separate accounting due to the instruments containing mandatory redemption features that are not clearly and closely related to the debt host instrument.

Income Taxes

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the Condensed Financial Statements or tax returns. Deferred tax liabilities and assets are determined based on the differences between the financial statement and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that are not expected to be realized based on available evidence. The Company records deferred tax assets and associated valuation allowances, when appropriate, to reflect amounts more likely than not to be realized based upon Company analysis. Please refer to Note 16 – Income Taxes for additional disclosure. The Company's temporary differences result primarily from accruals and reserves, depreciation of property and equipment, deferred rent, and net operating loss (NOL) carryovers.

Notes to Financial Statements

Three and Nine Months Ended September 30, 2021 and 2020

Note 3 – Significant Accounting Policies (Continued)

The Company accounts for any uncertainty in income taxes by recognizing the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company measures the tax benefits recognized in the Condensed Financial Statements from such a position based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate resolution. After evaluating the tax positions taken, none are considered to be uncertain as of September 30, 2021, and December 31, 2020. Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. No interest or penalties have been assessed during the quarters ended September 30, 2021 and 2020.

Mezzanine Equity

The Company’s Series A-1 Preferred Stock and Series B Preferred Stock (collectively, “Preferred Stock”) are classified as mezzanine equity as the Preferred Stock includes redemption features that are not solely within control of the Company. Preferred Stock is carried at the greater of its original issue price or fair value (the “Redemption Value”). Series B Preferred Stock has a Redemption Value equal to the greater of its original issue price of $18.041 per share or fair value, while the Series A-1 Preferred Stock has a Redemption Value equal to the greater of its original issue price of $1.806775 per share or fair value. The Company assesses the fair value of the Preferred Stock for each reporting date; changes to the fair value of the Preferred Stock generate deemed dividends to be charged against retained earnings, or in the absence of retained earnings, against paid-in capital. Once paid-in capital has been fully depleted, any remaining amount results in an increase, or decrease, to accumulated deficit.

The Company issued Series B Preferred Stock in May 2021 in exchange for $135,579 in cash and the conversion of the 2019 Note (as defined below) and the 2020 Notes (see Note 7). All proceeds, less direct issuance costs of $4,511, and the conversion of the 2019 Note and the 2020 Notes as discussed in Note 7 were recognized as Series B Preferred Stock within Mezzanine Equity. The Company also issued 1,755,557 warrants that are each exercisable, at the option of the holder, for one share of common stock at an exercise price of $0.01 per share. No value was allocated to these warrants. See Note 10 for further discussion.

As part of the Series B Financing, the Company redeemed 334,831 shares of Series A-1 Preferred Stock for $6,041 ($18.041 per share) and paid $3,100 to terminate a Manufacturing Rights Letter agreement that was issued in connection with the initial purchase of Series A-1 Preferred Stock. Termination of the Manufacturing Rights Letter is a contract termination subject to ASC 420. As such, the $3,100 paid to terminate the Manufacturing Rights Letter was recognized as an expense (Other Income/Expense) in May 2021 when the contract terminating the Manufacturing Rights Letter was executed.

Upcoming Accounting Pronouncements

Leases

In February 2016, the Financial Accounting Standards Board (“FASB") issued ASU No. 2016-02, Leases (Topic 842), followed by other related ASUs that provided targeted improvements and additional practical expedient options (collectively “ASU 2016-02” or “Topic 842”). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

Notes to Financial Statements

Three and Nine Months Ended September 30, 2021 and 2020

Note 3 – Significant Accounting Policies (Continued)

The new lease standard is effective for fiscal years beginning after December 15, 2021. The standard is effective for the Company on January 1, 2022. The Company expects that this standard will have a material effect on its Financial Statements. While the Company continues to assess all of the effects of adoption, the Company currently believes the most significant effects relate to (1) the recognition of new ROU assets and lease liabilities on its balance sheet for its office and equipment operating leases; and (2) the requirement to provide significant new disclosures about its leasing activities. On adoption, the Company currently expects to recognize additional operating liabilities, with corresponding ROU assets of the same amount based on the present value of the remaining minimum rental payments under current leasing standards for existing operating leases.

Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This ASU changes the methodology for measuring credit losses on financial instruments and the timing of when such losses are recorded. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022. The standard is effective for the Company on January 1, 2023. The Company is currently assessing the impact of ASU 2016-13 on its Financial Statements.

Note 4 – Property and Equipment

Property and equipment at September 30, 2021, and December 31, 2020, are summarized as follows:

	September 30, 2021	December 31, 2020
Laboratory equipment	$7,914	$7,504
Leasehold improvements	4,674	4,662
Computer equipment	282	181
Furniture and fixtures	211	168
Construction in progress	6,138	111
Total cost	19,219	12,626
Accumulated depreciation	(5,814)	(4,145)
Net property and equipment	$13,405	$8,481

Depreciation expense related to property and equipment was $569 and $509 for the three months ended September 30, 2021 and 2020, respectively, and $1,666 and $1,465 for the nine months ended September 30, 2021 and 2020, respectively. Depreciation expenses for dedicated laboratory equipment are charged to research and development; other depreciation and amortization expenses are included in the Company’s overhead and are allocated across Operating Expenses on the accompanying Condensed Statements of Operations based on Company-personnel costs incurred.

During 2018, the Company undertook efforts to expand its current production facilities. The continuing projects are expected to be completed in 2022. Construction in progress related to these efforts was $3,247 and $111 as of September 30, 2021 and December 31, 2020, respectively. As of September 30, 2021, Construction in progress also contains $2,891 related to progress payments made to vendors for customized equipment that will be recorded as Property and Equipment upon receipt.

Notes to Financial Statements

Three and Nine Months Ended September 30, 2021 and 2020

Note 5 – Intangible Assets

Intangible assets of the Company on September 30, 2021 and December 31, 2020 are summarized as follows:

	September 30, 2021		December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Intangible assets:
Licenses	$149	$(40)	$147	$(33)
Patents pending	312	-	125	-
Trademarks	9	-	9	-
Total amortized intangible assets	$470	$(40)	$281	$(33)

Amortization expense for intangible assets totaled $2 and $2 for the three months ended September 30, 2021 and 2020, respectively, and $7 and $6 for the nine months ended September 30, 2021 and 2020, respectively. Useful lives of intangible assets range from 3 to 20 years.

Note 6 – Long-term Debt

Long-term debt is as follows:

	September 30, 2021	December 31, 2020
Various equipment notes payable to lenders in monthly installments ranging from $1 to $2, including interest at 6.255 percent to 12.18 percent, maturing from April 2022 through December 2022. The notes are collateralized by the financed equipment and guaranteed by a stockholder of the Company.	$163	$270
Note payable to a bank in monthly installments beginning on January 1, 2020, of $91 plus interest at the greater of 6.00 percent per annum or the prime rate plus 1.00 percent. The note is collateralized by all assets of the Company and is due on March 1, 2023.	1,637	2,454
Total	1,800	2,724
Less current portion	1,231	1,235
Long-term portion	$569	$1,489

Notes to Financial Statements

Three and Nine Months Ended September 30, 2021 and 2020

Note 6 – Long-term Debt (Continued)

Note Payable

The note payable to the bank contains customary representations, warrants and covenants. The note payable to the bank requires the Company maintain an adjusted quick ratio at the last day of each month of not less than 1.50 and 1.25 as of September 30, 2021 and December 31, 2020, respectively. The adjusted quick ratio is defined as cash plus net accounts receivable divided by current liabilities net of deferred revenue. The note payable to the bank financial covenants required the Company to receive $2,600 and $25,000 in unrestricted and unencumbered net cash proceeds from the sale of equity securities or subordinated debt on or prior to December 31, 2020 and May 31, 2021, respectively. In addition, the Company was required to deliver a fully executed letter of intent on or prior to May 1, 2021 to the bank evidencing the $25,000 in net cash proceeds received prior to May 31, 2021. The note payable to the bank financial covenants require the Company to maintain $1,750 in unrestricted and unencumbered cash in accounts with the bank beginning December 31, 2020 through the remaining term of the note payable. The Company was in compliance with the financial covenants as of each reporting date.

Interest expense on long-term debt was $32 and $51 for the three months ended September 30, 2021 and 2020, respectively, and $111 and $153 or the nine months ended September 30, 2021 and 2020, respectively.

Note 7 – Convertible Notes Payable

2020 Convertible Promissory Notes

On December 10, 2020 and December 18, 2020, the Company issued unsecured convertible promissory notes to investors in the total principal amount of $5,125, and on February 4, 2021, and March 1, 2021, the Company issued additional unsecured convertible promissory notes to investors in the total principal amount of $4,875, as part of a single financing (collectively, the “2020 Notes"). The 2020 Notes accrued interest at eight percent per annum. The 2020 Notes were converted into 1,007,965 shares of Series B Preferred Stock, per the terms of the 2020 Notes, on May 5, 2021, in conjunction with the Series B Financing. The outstanding balance on the 2020 Notes, including accrued interest, was $10,228 when the 2020 Notes were converted to Series B Preferred Stock in May 2021. For the three and nine months ended September 30, 2021, interest expense of $0 and $210, respectively, was incurred related to the 2020 Notes. The principal of the 2020 Notes was included in Additional Paid-in Capital and the fair value of the embedded derivative was recorded as a liability on the Company’s balance sheet. The fair value of the embedded derivative was $5,497. This balance was transferred, along with the accrued interest, to mezzanine equity upon conversion of the 2020 Notes to Series B Preferred Stock in conjunction with the Series B Financing.

2020 Notes Embedded Derivative

The 2020 Notes contained the following embedded derivatives: (i) a share settled redemption upon Qualified Financing (as defined in the indenture for the Notes); (ii) a share settled redemption upon De-SPAC (as defined in the indenture for the 2020 Notes); and (iii) a share settled redemption at maturity.

Notes to Financial Statements

Three and Nine Months Ended September 30, 2021 and 2020

Note 7 – Convertible Notes Payable (Continued)

Embedded derivatives are separated from the host contract and carried at fair value when: (a) the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract; and (b) a separate, stand-alone instrument with the same terms would qualify as a derivative instrument. The Company has concluded that certain embedded derivatives within the 2020 Notes meet these criteria and, as such, must be valued separate and apart from the 2020 Notes as one embedded derivative and recorded at fair value each reporting period.

See Note 8 - Fair Value Measurements, for information about the assumptions that the Company used to measure the fair value of the embedded derivative.

2019 Convertible Promissory Note

On December 4, 2019, the Company issued an unsecured convertible promissory note to an investor in the principal amount of $3,000 (the “2019 Note,” and together with the 2020 Notes, the “Convertible Promissory Notes”). The 2019 Note accrued interest at 5 percent per annum. The 2019 Note converted into 254,899 shares of Series B Preferred Stock, per the terms of the agreement, on May 5, 2021, in conjunction with the Series B Financing. Upon this conversion, the 2019 Note converted to Series B Preferred Stock at a 30 percent discount.

The Company elected to account for the 2019 Note at fair value. Management believes that the fair value option better reflects the underlying economics of the 2019 Note, which contain multiple embedded derivatives. Under the fair value election, changes in fair value are reported in the Condensed Statements of Operations as "Loss from change in fair value of debt."

The principal, accrued interest, and fair value totaling $3,647 was transferred to mezzanine equity upon conversion of the 2019 Note to Series B Preferred Stock in conjunction with the Series B Financing.

See Note 8 – Fair Value Measurement for information about the assumptions that the Company used to measure the fair value of the 2019 Note. At December 31, 2020, the outstanding balance on the 2019 Note was $3,612. For the three months ended September 30, 2021 and 2020, interest expense of $0 and $38 was incurred related to the 2019 Note, respectively. For the nine months ended September 30, 2021 and 2020, interest expense of $53 and $112 was incurred related to the 2019 Note, respectively.

For all debt instruments, including any for which the Company has elected fair value accounting, the Company classifies interest that has been accrued during each period as Interest expense on the Condensed Statements of Operations.

Notes to Financial Statements

Three and Nine Months Ended September 30, 2021 and 2020

Note 8 – Fair Value Measurements

The carrying amounts of certain financial instruments, such as cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to their relatively short maturities.

The fair value of debt instruments for which the Company has not elected fair value accounting is based on the present value of expected future cash flows and assumptions about the then-current market interest rates as of the reporting period and the creditworthiness of the Company. The book values of the Company’s long-term debt approximate fair value because interest rates charged are similar to other financial instruments with similar terms and maturities and the rates vary in accordance with a market index. Most of the Company's debt is carried on the balance sheet on a historical cost basis net of unamortized discounts and premiums, because the Company has not elected the fair value option of accounting. Changes to the inputs used in these valuation models can have a significant impact on the estimated fair value of the Convertible Promissory Notes and the Company's embedded derivatives.

Liabilities Measured and Recorded at Fair Value on a Recurring Basis

As discussed in Note 7, all Convertible Promissory Notes were converted to Series B Preferred Stock in May 2021 in conjunction with the Series B Financing. As of December 31, 2020, the Company’s financial liabilities measured and recorded at fair value on a recurring basis were classified within the fair value hierarchy as follows:

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities

2020 Notes Embedded Derivative	$-	$-	$2,817	$2,817
2019 Note	-	-	3,612	3,612

There were no other transfers in and out of Level 3 during the three and nine months ended September 30, 2021 and 2020.

Fair Value Methodology

2020 Notes Embedded Derivative

The fair value of the 2020 Notes was estimated using the present value of probability weighted scenario analysis, considering the as-converted value and the downside protection. The embedded derivative is valued using a “with-and-without method,” where the value of the 2020 Notes, including the embedded derivative, is defined as the “with”, and the value of the 2020 Notes, excluding the embedded derivative, is defined as the “without.” This method estimates the value of the embedded derivative by comparing the difference in the values between the 2020 Notes with the embedded derivative and the value of the 2020 Notes, without the embedded derivative. The probability weighted scenario analysis requires the following inputs: (i) probability of qualified financing, maturity and other contingent scenarios; (ii) equity value; (iii) conversion price; (iv) maturity date; (v) risk-free interest rate; and (vi) estimated volatility. The changes during the nine months ended September 30, 2021 in the fair values of the embedded derivatives are primarily related to the change in the value of the conversion features and are reflected in the Condensed Statement of Operations as “Loss from change in fair value of embedded derivative liability.”

Notes to Financial Statements

Three and Nine Months Ended September 30, 2021 and 2020

Note 8 – Fair Value Measurements (Continued)

Fair Value of Debt - 2019 Note

The 2019 Note was converted to Series B Preferred Stock in May 2021 in conjunction with the Series B Financing. At December 31, 2020, the contractual outstanding principal of the 2019 Note was $3,000, and the fair value was $3,612. The fair value was estimated using the present value of probability weighted scenario analysis, considering the as-converted value and the downside protection. The probability weighted scenario analysis requires the following inputs: (i) probability of qualified financing, maturity and other contingent scenarios; (ii) equity value; (iii) conversion price; (iv) maturity date; (v) risk-free interest rate; and (vi) estimated volatility.

Fair Value of Redeemable Preferred Stock

Redeemable preferred stock is remeasured to the greater of its original issue price or fair value (“Preferred Redemption Value”) at each balance sheet date. Series A-1 Preferred Stock and Series B Preferred Stock are recorded at fair value on the balance sheet and is classified as Level 3 in the fair value hierarchy. Differences between the carrying amount and current period value is reported as an adjustment to net loss attributable to common stockholders. Fair value was estimated using the present value of probability weighted expected return analysis, considering the as-converted value and the downside protection. This method estimates the value of the redeemable preferred stock by analyzing the future values of a company using several likely scenarios. These scenarios include: (i) strategic sale or merger; (ii) an initial public offering; and (iii) the dissolution of the company in which the preferred shares receive all of the proceeds, and the common stock has no value. During the three months ended September 30, 2021, the Company realized an increase to the Preferred Redemption Value of the Preferred Stock totaling $46,990. There was no change in the Preferred Redemption Value of the Series A-1 Preferred Stock for the three months ended September 30, 2020. These amounts are reported as “Deemed dividend related to Series A-1 preferred stock and Series B preferred stock” on the Condensed Statement of Operations and increase or decrease the Net (Loss) attributable to common stockholders. During the nine months ended September 30, 2021, the Company realized an increase to the Preferred Redemption Value of the Preferred Stock totaling $266,772 and a decrease of $3,071 for the nine months ended September 30, 2020 and are recorded as “Deemed dividend related to Series A-1 preferred stock and Series B preferred stock” on the Condensed Statement of Operations. Fair value of the Preferred Stock increased during the period primarily due to a change in the weighting of valuation scenarios that considered the BCA.

Note 9 – Mezzanine Equity

The Company had 14,069,187 and 14,404,018 shares of Series A-1 Preferred Stock outstanding at September 30, 2021 and December 31, 2020, respectively, and 8,777,812 shares of Series B Preferred Stock outstanding at September 30, 2021. The Series B Preferred Stock was issued in May 2021 in exchange for $135,579 of cash and resulted in the conversion of the 2019 Note and the 2020 Notes as discussed in Note 7. See Note 10 for a discussion of warrants issued with the Series B Preferred Stock.

Notes to Financial Statements

Three and Nine Months Ended September 30, 2021 and 2020

Note 9 – Mezzanine Equity (Continued)

The Preferred Stock is redeemable, at the option of the holders of a majority of the outstanding Preferred Stock, any time after April 30, 2031. The Preferred Stock is redeemable for the greater of its original issue price, plus all declared but unpaid dividends thereon, or fair value. Since the Preferred Stock has redemption provisions that are not solely within control of the Company, the Preferred Stock is classified as Mezzanine Equity on the Company’s balance sheet. The amount recognized is the greater of the redemption value or fair value. The value of the Preferred Stock as of September 30, 2021, was $510,353 and the value of the Series A-1 Preferred Stock as of December 31, 2020 was $109,183.

Shares of Series B Preferred Stock are entitled to noncumulative dividends at an annual rate of 6 percent of the original issue price of $18.041 per share, payable when and if declared by the Company’s board of directors. Shares of Series A-1 Preferred Stock are entitled to noncumulative dividends at an annual rate of 6 percent of the original issue price of $1.806775 per share, payable when and if declared by the Company’s board of directors. After payment of the preferred dividend to the holders of Preferred Stock, any further dividends would be paid pro rata to the holders of the Preferred Stock and common stock on an as-converted basis.

The liquidation value for each share of Series B Preferred Stock is $27.0615, which is equal to the greater of 1.5 times the original issuance price for each share plus any dividends declared but unpaid thereon, or such amount per share as would have been payable had all shares of Series B Preferred Stock been converted to common stock. After the holders of Series B Preferred Stock are paid their liquidation preference, the liquidation preference for each share of Series A-1 Preferred Stock is equal to the greater of the original issuance price for such share ($1.806775) plus any dividends declared but unpaid thereon, or such amount per share as would have been payable had all shares of Series A-1 Preferred Stock been converted to common stock. After payment of the liquidation preferences, if any, the holders of Preferred Stock and common stock will share ratably in the Company’s net assets.

The holders of the Preferred Stock have the option to convert their shares into shares of common stock at any time at a conversion rate determined by a fraction in which the numerator is the original issue price of such Preferred Stock and the denominator is the conversion price, which is initially set at the original issue price of such Preferred Stock, subject to future adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization. The resulting conversion rate for such Preferred Stock is on a one-for-one basis. The conversion price may be later adjusted for the effects of subsequent sales of common shares at a price less than the existing conversion price. The Company evaluated the conversion feature, determining a beneficial conversion feature is not present.

The Preferred Stock shall automatically be converted into shares of common stock based on the effective conversion price upon a majority vote of the Preferred Stockholders or immediately upon the closing of a firmly underwritten public offering in which the price per share is at least $36.082 and the cash proceeds, net of underwriting discount and commission, to the Company are at least $50,000.

Holders of Preferred Stock are entitled to the number of votes equal to the number of common shares that each holder of Preferred Stock would receive upon conversion, based on the conversion price in effect on the record date of the meeting. Additionally, at least 50 percent of the Preferred Stock outstanding must approve, voting together as a single class, changes in authorized capital, changes in the option pool allocation, and certain other matters.

Notes to Financial Statements

Three and Nine Months Ended September 30, 2021 and 2020

Note 10 – Stockholders' Equity

Common Stock

During the three months ended September 30, 2021 and 2020, stock options were exercised for 71,200 and 274,500 shares of common stock, respectively. During the nine months ended September 30, 2021 and 2020, stock options were exercised for 315,954 shares of common stock and 297,879 shares of common stock, respectively.

Warrants

During 2015, the Company issued warrants to a third party in conjunction with a licensing agreement to purchase 276,000 shares of common stock at an exercise price of $0.00001088 per share, which expire in October 2025. The warrants may be exercised at the earliest of the 10-year anniversary of the grant date, a change in control of the Company, or an initial public offering. Management has determined that equity classification is appropriate for these warrants. The Company recognized expense totaling $18 on the date of the grant that has been included as a component of additional paid-in capital within the Condensed Statement of Stockholders' Equity. During 2020, the Company issued additional warrants for the right to purchase 45,730 shares of common stock at an exercise price of $0.53 per share, which expire in December 2030. The Company recognized expense totaling $16 on the date of the grant.

In May 2021, the Company issued 1,755,557 warrants in connection with the Series B Financing. Each warrant allows the holder to purchase one share of common stock for $0.01 prior to May 5, 2031.The 2021 warrants are detachable from the Series B Preferred Stock and in all cases will physically settle or net share settle; therefore, the Company determined that the warrants represent equity in the Company. As the Series B Preferred Stock is subsequently measured at the greater of fair value or the ultimate redemption amount, as discussed in Note 9, the Company first allocated fair value to the Series B Preferred Stock. No value was allocated to the warrants as all value from the proceeds was recognized with the Series B Financing. As of September 30, 2021, 1,486,971 warrants have been exercised and exchanged for common stock, and 268,586 warrants remained outstanding.

Note 11 – Stock Options

The fair value of stock options and other equity-based compensation issued to employees is recognized as compensation expense over the period of service that generally coincides with the vesting period of the award. The Company recognized compensation costs totaling $758 and $49 for the three months ended September 30, 2021 and 2020, respectively, and $975 and $113 for the nine months ended September 30, 2021 and 2020, respectively, which are charged to Operating Expenses based on personnel costs incurred within the accompanying Condensed Statements of Operations.

As of September 30, 2021, the Company's 2014 equity incentive plan (the "Plan") permitted the grant of 13,005,464 shares of common stock to its employees, directors, and consultants, as designated by the board of directors. Awards may be issued in the form of stock options, stock appreciation rights, restricted stock, and restricted stock units. The Company believes that such awards better align the interests of its employees with those of its stockholders. Option awards are generally granted with an exercise price equal to the market price of the Company's stock at the date of grant; those option awards generally vest based on four years of continuous service and have 10-year contractual terms. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the plan agreements).

Notes to Financial Statements

Three and Nine Months Ended September 30, 2021 and 2020

Note 11 – Stock Options (Continued)

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the weighted-average assumptions noted in the following table. Expected volatilities are based on historical volatility of comparable companies. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

When calculating the amount of annual compensation expense, the Company has elected not to estimate forfeitures and instead accounts for forfeitures as they occur.

The fair value of each option grant during the nine months ended September 30, 2021 and 2020, was estimated on the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions used:

	2021	2020
Approximate risk-free rate	0.88%	1.26%
Volatility	42.47%	41.34%
Average expected life (years)	6 years	6 years
Dividend yield	0%	0%
Weighted-average grant date fair value per share	$14.71	$0.53
Estimated fair value of total options granted	$14,484	$113

A summary of option activity under the Plan for the nine months ended September 30, 2021 and 2020, is presented below:

Options	Number of Shares	Weighted-average Exercise Price Per Share	Weighted-average Remaining Contractual Term (in years)
Outstanding on December 31, 2020	7,377,807	0.22	6.53
Granted	2,409,596	14.71
Exercised	(315,954)	0.32
Forfeited or expired	(42,673)	0.51
Outstanding on September 30, 2021	9,428,776	3.92	6.79
Outstanding on December 31, 2019	7,234,813	0.20	7.06
Granted	540,468	0.53
Exercised	(297,879)	0.07
Forfeited or expired	(31,172)	0.47
Outstanding on September 30, 2020	7,446,230	0.23	6.78
Exercisable on September 30, 2021	6,054,186	0.17	5.39
Exercisable on September 30, 2020	5,331,932	0.14	6.12

Cash received from options exercised under all share-based payment arrangements for the three months ended September 30, 2021 and 2020 was $32 and $18, respectively, and for the nine months ended September 30, 2021 and 2020 was $102 and $20, respectively.

Future compensation costs related to the unvested portion of stock options at September 30, 2021 and 2020 was $14,189 and $613, respectively.

Notes to Financial Statements

Three and Nine Months Ended September 30, 2021 and 2020

Note 12 – Earnings Per Share

The table below reconciles basic weighted average common shares outstanding to diluted weighted average shares outstanding for three and nine months ended September 30, 2021 and 2020. Basic earnings per share is based on the weighted average number of common shares outstanding for the period. Diluted earnings per share also includes the dilutive effect of additional potential common shares issuable from stock-based awards and are determined using the treasury stock method. Basic earnings per share represents net earnings or loss attributable to common stock divided by the basic weighted average number of common shares outstanding during the period. Diluted earnings per share represents net earnings divided by diluted weighted average number of common shares, which includes the average dilutive effect of all potentially dilutive securities that are outstanding during the period. The Preferred Stock, unvested stock awards, warrants and options are included in the number of shares outstanding for diluted earnings per share calculations, unless a net loss is reported, in which situation preferred shares, unvested stock awards, warrants and options are excluded from the number of shares outstanding for diluted earnings per share calculations.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss (attributable to common stockholders)	$(55,440)	$(3,003)	$(291,636)	$(6,329)

Weighted average shares outstanding – basic and diluted	9,330,805	7,414,098	8,410,583	7,296,365

Basic and fully diluted loss per share	$(5.94)	$(0.40)	$(34.67)	$(0.87)

Due to the net loss to common stockholders in each of the periods presented above, diluted loss per share was computed without consideration to potentially dilutive instruments as their inclusion would have been anti-dilutive. As of September 30, 2021 and 2020, potentially dilutive securities excluded from the diluted loss per share calculation are as follows:

	September 30, 2021	September 30, 2020
Series A-1 Preferred Stock	14,069,187	14,404,018
Series B Preferred Stock	8,777,812	-
Warrant Common Stock	590,316	276,000
2014 Equity Incentive Plan	9,428,776	7,446,230
Total potentially dilutive securities	32,866,091	22,126,248

Notes to Financial Statements

Three and Nine Months Ended September 30, 2021 and 2020

Note 13 – Operating Leases

The Company leases its primary office space under a noncancelable operating lease with an expiration date of September 2024. The lease requires the Company to pay certain taxes, insurance, utilities, and maintenance costs. In 2019, the Company amended the lease, agreeing to sublease additional space in the building, which sublease expires in December 2024. In connection with this operating lease, the Company was granted an allowance for tenant improvements as a lease incentive. Deferred lease incentive is included in Other Long-term Liabilities on the Condensed Balance Sheets and is being amortized on a straight-line basis over the term of the lease ending in September 2024. Deferred lease incentive totaled $195 and $246 as of September 30, 2021, and December 31, 2020, respectively.

On September 1, 2021, the Company entered into an Industrial Lease Agreement with the initial term through March 31, 2029 and which contains one option to renew for five years. The Company is responsible for its proportionate share of common area maintenance, taxes, and insurance.

Total rent expense under these leases was $173 and $119 for the three months ended September 30, 2021 and 2020, respectively, and $375 and $363 for the nine months ended September 30, 2021 and 2020, respectively, and are charged to Operating Expenses based on personnel costs incurred in the accompanying Condensed Statements of Operations.

Note 14 – Related Party Transactions

Albemarle U.S. Inc. (Albemarle) is a limited partner investor of Volta SPV SPW, LLC, a Preferred Stock investor in the Company. Albemarle is a significant supplier of the Company’s lithium sulfide and other lithium-based materials. The Company purchases raw material from Albemarle to be used in the Company’s research and development and salable goods production processes. Related party expense with Albermarle totaled $0 and $51, for the three months ended September 30, 2021 and 2020, respectively, and $60 and $173 for the nine months ended September 30, 2021 and 2020, respectively, and were included in Research and development on the Condensed Statements of Operations. There were no amounts due to or from Albemarle as of September 30, 2021 and December 31, 2020.

During 2020, the Company entered into a subcontractor agreement with Roccor, LLC, which was a related party until October 30, 2020. Under the subcontractor agreement, the Company provides technical support to Roccor on a government research contract. The total value of the subcontract is $331 to the Company; the period of performance commenced during 2020 and extends to late 2021. Related party revenue from Roccor was $70 and $91 for the three and nine months ended September 30, 2020.

Umicore South Korea provides production materials to the Company and is considered a supplier of raw materials. Umicore Marketing Services Belgium and Umicore Holdings Belgium are Company stockholders due to their holdings of Series A-1 Preferred Stock and Series B Preferred Stock. Related party expense with Umicore companies totaled $24 and $9 for the three months ended September 30, 2021 and 2020, respectively, and $75 and $41 for the nine months ended September 30, 2021 and 2020, respectively, and were included in Research and development on the Condensed Statements of Operations. There were no amounts due to or from Umicore companies as of September 30, 2021 or December 31, 2020.

Notes to Financial Statements

Three and Nine Months Ended September 30, 2021 and 2020

Note 15 – Retirement Plans

The Company sponsors a 401(k) plan for all employees, subject to an initial eligibility waiting period. The plan provides for the Company to make a discretionary matching contribution. Contributions to the plan totaled $77 and $56 for the three months ended September 30, 2021 and 2020, respectively, and $226 and $168 for the nine months ended September 30, 2021 and 2020, respectively.

Note 16 – Income Taxes

The Company’s effective tax rate for the three and nine months ended September 30, 2021 and 2020 differs from the federal statutory tax rate due to permanent differences, state taxes, and changes in the Company’s valuation allowance. The effective tax rate was 0.55% and (0.84%) for the three months ended September 30, 2021 and 2020, respectively, and 0.35% and (0.83%) for the nine months ended September 30, 2021 and 2020, respectively.

Note 17 – Contingencies

In the normal course of business, the Company may be party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company.

Note 18 – Subsequent Events

The Condensed Financial Statements and related disclosures include evaluation of events up through and including November 18, 2021, which is the date the Condensed Financial Statements were available to be issued.

On October 28, 2021, the Company entered into a joint development agreement and memorandum of understanding (the "JDA") with SK Innovation Co., Ltd. ("SKI"). The JDA provides that SKI and the Company will jointly produce the Company's Silicon EV Cells as part of the Company's automotive qualification process and, subject to certain milestones set forth in the JDA, concurrently negotiate a commercial agreement for the sale of the Company's sulfide-based solid electrolyte materials and licensing of the Company's all-solid-state cell designs.